U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25
                           NOTIFICATION OF LATE FILING
                        COMMISSION FILE NUMBER 333-86244

                               CUSIP # 00126W 10 8

                                  (Check One):

     [ ] Form 10-K [ ] Form 20-F [ ] Form 11-K [ X ]Form 10-Q [ ] Form N-SAR

                   For Period Ended: year ended March 31, 2004
        [ ]Transition Report on Form 10-K
        [ ]Transition Report on Form 20-F
        [ ]Transition Report on Form 11-F
        [ ]Transition Report on Form 10-Q
        [ ]Transition Report on Form N-SAR For the

                            Transition Period Ended:

    ________________________________________________________________________

  Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

NOTHING IN THIS FORM SHALL BE CONSTRUCTED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: not applicable.

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PART I - REGISTRANT INFORMATION

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      Full Name of Registrant: AGU Entertainment Corp.

      Former Name if Applicable: Lexington Barron Technologies, Inc.

      Address of Principal Executive Office: 11077 Biscayne Blvd., Suite 101

      City, State, and Zip Code: Miami, Florida 33161

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PART II - RULES 12B-25 (B) AND (C)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12-b-25(b), the following should be completed. (Check box if appropriate)

     |(a)   The reason described in reasonable detail in Part III of this form
     |      could not be eliminated without unreasonable effort or expense;
     |
     |(b)   The subject annual report, semi-annual report, transition report on
     |      Form 10-K, Form 20-F, 11-K, Form N-SAR or FORM N-CSR, or portion
[X]  |      thereof, will be filed on or before the fifteenth calendar day
     |      following the prescribed due date; or the subject quarterly report
     |      or transition report on Form 10-Q, or portion thereof will be filed
     |      on or before the fifth calendar day following the prescribed due
     |      date; and
     |
     |(c)   The accountant's statement or other exhibit required by Rule
     |      12b-25(c) has been attached if applicable.

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PART III - NARRATIVE

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State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q,
N-SAR, N-CSR, or the transition report or portion thereof could not be filed within the prescribed time period.

The registrant does not have the ability to timely file without unreasonable effort and expense.

The Company's auditors have been engaged to complete an audit of the Company's financial statements for the fiscal quarter ending on March 31, 2004. However, due to the inability of the Company to complete the Form 10-KSB on a timely basis for the fiscal year ending December 31, 2003, the Company and it auditors have been unable to complete the Form 10-QSB on a timely basis.

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PART IV - OTHER INFORMATION

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(1) Name and telephone number of person to contact in regard to this notification:

         JOHN W. POLING                         305                899-6100
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         (Name)                             (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to filed such report(s) been filed? If the answer is no, identify report(s).

                                                           [X]Yes          [ ]No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?

                                                           [ ]Yes          [X]No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                             AGU ENTERTAINMENT CORP.
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 17, 2004                        By   /s/ DAVID LEVY
                                               -----------------------
                                           Name:  David Levy
                                           Title:  President